Exhibit 3.(i)2

RESTATED CERTIFICATE OF INCORPORATION

OF

SYNNEX CORP.

SYNNEX Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is SYNNEX Corp.

SECOND: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on September 4, 2003 under the name SYNNEX Corp.

THIRD: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the corporation.

FOURTH: The Certificate of Incorporation of the corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of the corporation is SYNNEX Corporation (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The Corporation is authorized to issue one class of stock to be designated common stock (“Common Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is one hundred million (100,000,000) shares, all of which shall be Common Stock, par value $0.001 per share.

ARTICLE V

The Board of Directors is authorized to adopt, amend or repeal the Bylaws of the Corporation. Election of directors need not be by ballot.

ARTICLE VI

Except as otherwise provided in this Restated Certificate of Incorporation, the Corporation reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE VII

The Corporation elects not to be, and shall not be, governed by Section 203 of the General Corporation Law of the State of Delaware or any of the restrictions contained therein.

ARTICLE VIII

A.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law.

B.  To the fullest extent permissible under General Corporation Law of the State of Delaware, as the same exists or as may hereafter be amended, the Corporation shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (an “Indemnitee”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

C.  The right to indemnification conferred by this Article VIII shall be presumed to have been relied upon by the Indemnitee and shall be enforceable as a contract right. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) individual Indemnitees through bylaw provisions, agreements with such Indemnitees, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to the limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others. The Corporation may create trust funds, grant security interest, obtain letters of credit or use other means to ensure the payment of such amounts as may be necessary to effect the rights provided in this Article VIII or in any such contract.

D.  Upon making a request for indemnification, the Indemnitee shall be presumed to be entitled to indemnification under this Article VIII and the Corporation shall have the burden of proof to overcome that presumption in reaching any contrary determination. Such indemnification shall include the right to receive payment in advance of any expenses incurred by the Indemnitee in connection with any Proceeding, consistent with applicable law.

E.  Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, by the stockholders of the Corporation shall not apply to or adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption. The amendment or repeal of this Article VIII shall require the approval of the holders of shares representing at least sixty-six and two-thirds percent (66-2/3%) of the shares of the Corporation entitled to vote in the election of directors, voting as one class.

* * *

FIFTH: This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation.

SIXTH: This Restated Certificate of Incorporation was duly adopted by the stockholders in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. Written consent of the stockholders has been given with respect to this Restated Certificate of Incorporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, and written notice has been given as provided in Section 228.

The undersigned declares under penalty of perjury that they are authorized officers of the Corporation and the matters set forth in the foregoing certificate are true of their own knowledge.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by its authorized officers this          day of October, 2003.

SYNNEX CORP.

By:

Robert Huang President and Chief Executive Officer

By:

Simon Leung Secretary

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